RINO INTERNATIONAL SUCCESSFULLY COMPLETES A $7 MILLION FLUE GAS DESULFURIZATION PROJECT FOR HANDAN IRON AND STEEL

- Project contributes to 2008 revenue and includes ongoing service agreement -

DALIAN, China, January 26, 2009/Xinhua-PRNewswire-FirstCall/ -- RINO International Corp. (OTC Bulletin Board: RINO - News), through its subsidiaries and controlled affiliates in the People’s Republic of China (collectively, the “Company” or “RINO”), that designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today announced that the Company successfully completed a significant Flue Gas Desulfurization (“FGD”) projects for its customer, Handan Iron and Steel Company.

RINO’s installation equipped a 400 square-meter sintering machine with its proprietary “FGD” system. This represents a key energy-saving emission reduction project in Handan City, Hebei Province. The installation was initiated in June 2008 and completed on Dec. 1, 2008. This $7 million project is one of the largest flue gas desulfurization projects completed for China’s domestic steel industry to date. As part of the agreement, RINO will provide ongoing maintenance and services for Handan for an initial period of 3 years, which will generate approximately $2.6 million per year in incremental revenue.

RINO’s FGD system utilizes advanced, patented production and automation technology to filter sulfur emissions which are directed into the desulfurization tower, instead of being discharged into the atmosphere. RINO’s system generates calcium sulfate through an acid-base reaction and can be re-utilized in other industrial activities. By adopting RINO’s FGD system, Handan Iron and Steel is expected to reduce sulfur dioxide emission by more than 5000 tons on annual basis, while substantially lowering other pollutants.

“We are very pleased to announce the successful implementation of our “FGD” system for Handan Iron and Steel Company, which is now part of Hebei Iron and Steel Group, the largest producer in China,” Mr. Zou Dejun, CEO of RINO, commented: “Our proprietary technology and customized filtration solutions set us apart from other market participants. We believe this project strengthens our market leadership position in “FGD” for the iron and steel industry, while reinforcing our credibility among current and potential customers, something we believe will yield incremental growth for RINO during 2009 as we pursue larger projects. In addition, we expect that ongoing service agreements will become a component of our FGD projects in the future, creating an additional, recurring revenue stream.”

About Handan Iron & Steel Group

On June 12, 2008, Handan Iron & Steel Group, one of China’s biggest iron and steel groups, merged with Tangshan Iron & Steel Group and formed a big steel conglomerate—Hebei Iron & Steel Group Co. The conglomerate is expected to have an annual capacity of 31.58 million tons of iron and steel, overtaking Shanghai-based Baosteel to become the nation's largest, and the world's fifth-largest, producer. The company is expected to have annual production capacity of 50 million tons by the end of 2009. The merger resulted from the Chinese government’s consolidation plans for the steel sector to rationalize the industry structure and eliminate obsolete facilities. .

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino Environment Project Design Co., Ltd., a wholly-owned subsidiary of Dalian Rino, is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and the Registration Statement on Form SB-2, as amended, filed with the SEC on November 19, 2007.

For more information, please contact:

For the Company:
Amy Qiu
Tel: +86-411-8766-1233
Email: aqiu@rinogroup.com

Investors:
Matt Hayden
HC International, Inc.
Tel: +1-561-245-5155
Email: matt.hayden@hcinternational.net